Exhibit 99.1

Cerecor Inc. Announces Initiation of Second CERC-501 Phase 2 Clinical Trial in Smokers

Study to evaluate the effect of CERC-501 on stress-related smoking lapse

BALTIMORE--(BUSINESS WIRE)—August 29, 2016-- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company developing innovative drugs that have the potential to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that Dr. Sherry McKee from Yale University has enrolled the first subject in the Phase 2 clinical trial for CERC-501, “Does CERC-501 Attenuate Stress-Related Smoking Lapse?” The study is a collaborative effort between Cerecor and Dr. McKee and is supported by funding from the National Institutes of Health (NIH). “Stress is a primary contributor to the maintenance of, and relapse to, smoking, and targeting stress-related relapse as a medication development strategy is a critical, yet relatively unexplored area of research,” says Dr. McKee. "Preclinical findings suggest that the kappa opioid receptor system is involved in stress-induced relapse to tobacco and we anticipate that a receptor antagonist, such as CERC-501, has the potential to be of therapeutic benefit.”

The primary objective of the double-blind, placebo-controlled, crossover study is to evaluate whether CERC-501, compared to placebo, will increase the ability to resist smoking, and reduce subsequent smoking following overnight nicotine deprivation and personalized stress imagery in subjects who are heavy smokers. “We are enthusiastic about the potential use of CERC-501 for addictive disorders, including smoking cessation,” said Dr. Ronald N. Marcus, Chief Medical Officer and Head of Regulatory Affairs at Cerecor.

About CERC-501
CERC-501 is a potent and selective oral kappa opioid receptor (KOR) antagonist being developed to treat substance use disorders and as an adjunctive treatment of major depressive disorder (MDD).  KORs have been shown to play an important role in stress, mood and addiction in animal models. CERC-501 has been observed to have positive preclinical activity in models of depression, nicotine withdrawal and alcohol dependence, and it has been generally well tolerated in three human clinical trials. Cerecor is currently studying the effect of CERC-501 on nicotine withdrawal in a Phase 2 study that is anticipated to provide top-line data in the fourth quarter of 2016 (the study is being supported by a grant from the National Institute on Drug Abuse at the NIH).  In addition, the National Institute on Alcohol Abuse and Alcoholism at the NIH is funding an ongoing clinical trial for CERC-501 on depressive symptoms across mood and anxiety spectrum disorders. A private foundation is providing support for the ongoing clinical study of CERC-501 in cocaine addiction conducted at the Rockefeller University Hospital.  Cerecor is planning to initiate a Phase 2 study with CERC-501 as an adjunctive treatment of MDD in the first half of 2017.

About Cerecor
Cerecor is a biopharmaceutical company that is developing innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates:  CERC-501 and CERC-301, an oral, NR2B-specific, NMDA receptor antagonist. Cerecor is currently conducting a Phase 2 study of CERC-301 as an adjunctive treatment of MDD and expects to announce results from that study in the first half of 2017.  In addition, Cerecor is conducting preclinical testing of CERC-406, a brain penetrant COMT inhibitor with potential procognitive activity. For more information about the company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements include statements regarding potential benefits and uses of Cerecor’s product candidates, statements about the timing of expected trial results and other statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions, including statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MacDougall Biomedical Communications
Doug MacDougall or Joe Rayne, 781-235-3060
ir@cerecor.com